EXHIBIT 3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FAMILY DOLLAR STORES, INC.

      Family Dollar Stores, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Family Dollar Stores, Inc., by the unanimous vote of its members, as set forth in the minutes of the Board, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors deems, and hereby declares, that it is advisable and in the best interest of the Company and its Stockholders that the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock, par value $.10 per share, from 300,000,000 to 600,000,000, and in order to effect the foregoing, the Board of Directors hereby proposes and recommends that the first paragraph of Article FOURTH be stricken out and deleted in its entirety from the Company’s Certificate of Incorporation and that the following paragraph be substituted in lieu thereof:

”	FOURTH: The total number of shares of Stock which the Corporation shall have authority to issue is Six Hundred Million Five Hundred Thousand (600,500,000), of which Five Hundred Thousand (500,000) shares of the par value of $1.00 per share are to be Preferred Stock (hereinafter called the “Preferred Stock”) and Six Hundred Million (600,000,000) shares of the par value of $.10 per share are to be Common Stock (hereinafter called the “Common Stock”).”

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statue were voted in favor of the said amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, said Family Dollar Stores, Inc., has caused its corporate seal to be hereunto affixed and this certificate to be signed by Howard R. Levine, its President, and attested by George R. Mahoney, Jr., its Secretary, this 17th day of January, 2002.

FAMILY DOLLAR STORES, INC.
(CORPORATE SEAL)

By:
Howard R. Levine, President

ATTEST:
By:
George R. Mahoney, Jr.
Secretary

STATE OF NORTH CAROLINA	)
	)	ss:
COUNTY OF MECKLENBURG	)

        BE IT REMEMBERED that on this 17th day of January, 2002, personally came before me, a Notary Public in and for the County and State aforesaid, Howard R. Levine, President of Family Dollar Stores, Inc., a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and that the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the common or corporate seal of said corporation.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

Janice B. Burris
Notary Public
My commission expires: May 30, 2004

(SEAL)